EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jamba, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160597 and 333-139645) on Form S-3 and the registration statements (Nos. 333-212938, 333-211440, 333-189147, 333-167449, 333-139128, 333-167449 and 333-158093) on Form S-8 of Jamba, Inc. of our reports dated February 9, 2018, with respect to the consolidated balance sheets of Jamba, Inc. as of January 3, 2017 and December 29, 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended January 3, 2017, December 29, 2015 and December 30, 2014 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 3, 2017, which reports appear in the January 3, 2017 annual report on Form 10‑K of Jamba, Inc.

Our report dated February 9, 2018, on the effectiveness of internal control over financial reporting as of January 3, 2017, expresses our opinion that Jamba, Inc. did not maintain effective internal control over financial reporting as of January 3, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified and included in management’s assessment related to ineffective risk assessment of the risks of material misstatement in financial reporting

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/s/ KPMG LLP
San Francisco, Ca
February 9, 2018